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                                                                    Exhibit 2.17

               --------------------------------------------------
                     CONTRACT FOR ACQUISITION BY TELEFONICA
                  INTERACTIVA, S.A., OF A 25% INTEREST IN GRUPO
                                   TEKNOLAND.
               --------------------------------------------------

Madrid, June 14, 1999

                       THE FOLLOWING HAVING COME TOGETHER

MR. JUAN PEREA SAENZ DE BURUAGA, of legal age, with domicile for these purposes in Madrid, Gran Via 28, National Identity Card 14,601,736

and

MR. ENRIQUE COLMAN LOPEZ CANTOLLA, of legal age, married, a resident of Madrid, with domicile at Camino de la Huerta 80, Tax Identification Number 5,277,655-Y

MR. JESUS ANGEL SUAREZ GIL, of legal age, married, a resident of Boadilla del Monte (Madrid), with domicile at calle Isla de Buda No. 6, Tax Identification Number 11,397,309-G

MR. RICARDO CONDE MUNTADAS-PRIM, of legal age, Spanish, married, a resident of Sant Cugat (Barcelona), with domicile at calle Sant Celoni, No. 23, Tax Identification Number 46,117,053-Y

MR. DAVID LOPEZ CANTOLLA, of legal age, Spanish, married, a resident of Madrid, with domicile at calle Serrano Galvache, No. 3, Tax Identification Number 50,829,685-F.

MR. LUIS CIFUENTES MUNTADAS, of legal age, Spanish, married, a resident of Madrid, with domicile at calle Emilio Rubin, No. 12, Tax Identification Number 5,343,131-R


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                            PARTICIPATING AS FOLLOWS

MR. JUAN PEREA SAENZ DE BURUAGA, in the name of and on behalf of TELEFONICA INTERACTIVA, S.A., an entity domiciled in Madrid, Gran Via 28, Tax Identification A-82196080

His authorities are granted in a document executed by Notary Mr. Jose Antonio Escartin Ipiens of Madrid on December 14, 1998, found at number 5399 of his registry.

MR. ENRIQUE COLMAN LOPEZ CANTOLLA, MR. JESUS ANGEL SUAREZ GIL, MR. RICARDO CONDE MUNTADAS-PRIM, MR. DAVID LOPEZ CANTOLLA, and MR. LUIS CIFUENTES MUNTADAS, in their own names and interest, as well as in the name of and on behalf of "CENTRO DE INVESTIGACION Y EXPERIMENTACION DE REALIDAD VIRTUAL, S.L. (hereinafter also known as CIERV).

All participating parties being recognized in the capacities in which they are acting, [and having] sufficient capacity and representation to execute this contract for acquisition of interest,

                                  THEY DECLARE

I. That MR. ENRIQUE COLMAN LOPEZ, MR. JESUS ANGEL SUAREZ GIL, MR. RICARDO CONDE MUNTADAS-PRIM, MR. DAVID LOPEZ CANTOLLA, and MR. LUIS CIFUENTES MUNTADAS are holders and full owners of all the capital of "CENTRO DE INVESTIGACION Y EXPERIMENTACION DE REALIDAD VIRTUAL, S.L., domiciled in Madrid, calle Almirante No. 16, constituted for an indefinite period of time by a document executed by Notary Mr. Jose Uranga Otaegui of Bilbao on August 19, 1994, found at number 3,666 in his registry. Entered in the


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      Commercial Registry of the Province of Vizcaya, in Volume BI-833 of the
      General Section on Corporations, folio 42, page number BI-11415-B. That, in addition, CIERV owns all the shares of the companies that comprise Grupo TEKNOLAND, and they are listed in Appendix No. 1 of this document, CORPORACION REAL TIME TEAM, S.L., being the head company of said group of companies.

II. - That the activities performed by the various companies that comprise Grupo TEKNOLAND are, among others:

      a)    COMMM CORP. - Establish a Spanish speaking virtual community.

      b) TEKNOLAND RTT. - Production of Web applications custom designed for the company

      c) TEKNOLAND E-BIZ - Development of all types of businesses on IP networks.

III.- That TELEFONICA INTERACTIVA, S.A. is interested in acquiring an interest in Grupo TEKNOLAND amounting to 25% of its capital stock through the purchase of shares thereof and the subsequent subscription and payment of a capital increase to be agreed upon by the head company of Grupo TEKNOLAND.

IV. - That the parties having reached full agreement, they sign this contract to govern the terms and conditions of the aforementioned acquisition of interest by TELEFONICA INTERACTIVA, S.A., and the terms of the future relationship of both contracting parties as shareholders of Grupo TEKNOLAND and, in this regard,


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                                   THEY AGREE

FIRST - ACQUISITION BY TELEFONICA INTERACTIVA, S.A. OF A 25% INTEREST IN CORPORACION REAL TIME TEAM, S.L., HEAD COMPANY OF GRUPO TEKNOLAND.

TELEFONICA INTERACTIVA, S.A., shall acquire a 25% interest in CORPORACION REAL TIME TEAM, S.L., the head company of Grupo TEKNOLAND, by carrying out the following transactions:

1.1.- Acquisition by TELEFONICA INTERACTIVA, S.A. of 403 (four hundred three) shares of stock in CORPORACION REAL TIME TEAM, S.L for the total price of 1,101,533,199 - (ONE BILLION ONE HUNDRED ONE MILLION FIVE HUNDRED THIRTY-THREE THOUSAND ONE HUNDRED NINETY-NINE PESETAS), representing 13.41% of the company's capital stock.

The number of shares to be acquired is specified in Appendix No. 2 of this contract.

1.2 - Contribution by TELEFONICA INTERACTIVA, S.A. to CORPORACION REAL TIME TEAM, S.L., as a capital increase, of 1,262,799,846 (ONE BILLION TWO HUNDRED SIXTY-TWO MILLION SEVEN HUNDRED NINETY-NINE THOUSAND EIGHT HUNDRED FORTY-SIX PESETAS).

The capital increase shall be accomplished through the issuance and placement in circulation of 462 (FOUR HUNDRED SIXTY-TWO) shares of CORPORACION REAL TIME S.L. which, added to the 403 acquired by TELEFONICA INTERACTIVA, S.A. under section
1.1 above, shall result in a total final interest, after the increase, of 25% of the capital stock.


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The total amount of the capital increase shall be 1,262,799,846 (ONE BILLION TWO
HUNDRED SIXTY-TWO MILLION SEVEN HUNDRED NINETY-NINE THOUSAND EIGHT HUNDRED FORTY-SIX) pesetas, which corresponds to 462,000 (FOUR HUNDRED SIXTY-TWO THOUSAND) pesetas capital and the rest, issue premium.

In this regard, when the capital increase for CORPORACION REAL TIME TEAM, S.L. has been accomplished, ownership of the company shall be divided between the current shareholders, which shall hold 75%, and TELEFONICA INTERACTIVA, S.A., which shall own the remaining 25%.

SECOND. PRIOR CONDITIONS AND TIME PERIOD FOR ACCOMPLISHING THE TRANSACTION.

2.1 The following shall occur prior to execution of the transactions described in the FIRST agreement, above:

      2.1.1 Checking by the financial advisors of TELEFONICA INTERACTIVA, S.A., of the business plan of each member company of Grupo TEKNOLAND.

      2.1.2 Performance by the auditors and legal advisors designated by TELEFONICA INTERACTIVA, S.A., of a "due diligence" which includes the legal, shareholders' equity, and financial aspects of Grupo TEKNOLAND. If, as a result of the "due diligence" process, contingencies or liabilities come to light that were not taken into consideration or provided for in the financial statements attached as Appendix No. 3, the respective adjustment shall be made to the price established in Stipulation 1.1., i.e., it shall be reduced by the amount of said contingency or liability.

2.2 The maximum time period for fulfillment of the above prior conditions and execution of the sale of shares provided for in agreement 1.1. above, shall be one month from the date this document is signed. The capital increase to which


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      agreement 1.2 above refers shall be carried out within one month of formalization of the purchase of shares.

THIRD - MANAGEMENT OF GRUPO TEKNOLAND AND PROTECTION OF THE MINORITY
SHAREHOLDER-

3.1 Management of Grupo TEKNOLAND shall be the responsibility of the current shareholders of Grupo in their capacity as majority shareholders thereof, after the addition to the capital by TELEFONICA INTERACTIVA S.A.

3.2 TELEFONICA INTERACTIVA, S.A., in its capacity as minority shareholder of Grupo, shall have the right to:

      3.2.1 Designate two members of the Board of Directors of CORPORACION REAL TIME TEAM, S.L., which shall have five members. They shall have the same authorities with respect to the governing bodies of the various companies that comprise Grupo TEKNOLAND. One of the members designated by TELEFONICA INTERACTIVA, S.A. shall serve as Vice Chairman.

      3.2.2 Designate a controller with responsibility in financial matters and the responsibility of auditing the management of the companies that comprise Grupo TEKNOLAND.

      3.2.3 Participate in the approval of certain agreements to be adopted by the governing bodies of the companies that comprise Grupo TEKNOLAND, agreements that may only be adopted with their express approval. The bylaws of the various companies that comprise Grupo TEKNOLAND shall include the list of agreements requiring the concurrence of TELEFONICA INTERACTIVA, S.A. by providing for super majorities that are required for their approval. The list of agreements that require the express approval of TELEFONICA INTERACTIVA, S.A. is set forth in Appendix


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            no. 4. Also, the bylaws shall include the appropriate clause relative to the other shareholders' preferential right to acquire shares.

3.3- TEKNOLAND informs TELEFONICA INTERACTIVA, S.A., which indicates its concurrence, of the TEKNOLAND project to implement a company stock option purchase plan for its employees. Without prejudice to the final details of the aforementioned plan, it is established as a general principle that the plan shall involve at most 10% of the capital of each company.

3.4 Also, TELEFONICA INTERACTIVA, S.A. states that it is familiar with and agrees to the GRUPO TEKNOLAND project to transfer up to 20% of the capital stock of its subsidiary TEKNOLAND E-BIZ, S.L., agreeing that said transfer shall not be made to a telecommunications company.

FOURTH - OPTION FOR PURCHASE BY TELEFONICA INTERACTIVA, S.A., OF SHARES IN CORPORACION REAL TIME TEAM, S.L., REPRESENTING 26% OF THE CAPITAL STOCK.

TELEFONICA INTERACTIVA, S.A. shall have the right to the option to purchase shares of CORPORACION REAL TIME TEAM, S.L. representing 26% of its capital stock, exercising said option to have a majority interest in Grupo, in the following:

4.1 EVENTS:

            4.1.1 - At any time after 12 months following the acquisition by
                  TELEFONICA INTERACTIVA, S.A. of its interest in Grupo TEKNOLAND, if there is a public offer of sale (OPV [in Spanish]) of stock of TELEFONICA INTERACTIVA, S.A., or of the other TELEFONICA INTERACTIVA, S.A. company with which


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                  the business of TEKNOLAND is integrated. In this event, and at the seller's option, payment for the shares may be made by turning over shares of the company which is the object of the OPV, valued at the price of the aforementioned OPV. The current shareholders of Grupo TEKNOLAND shall be advised by TELEFONICA INTERACTIVA, S.A. of the prospective OPV plan as soon as the decision is made. If the market value of Grupo TEKNOLAND is negatively affected as a result of its integration into the company which is the object of the OPV, the valuation of Grupo TEKNOLAND to be made by the investment banks pursuant to stipulation 4.3 below, shall be made independently, without the investment banks taking into consideration the integration of Grupo TEKNOLAND into the company which is the object of the OPV.

      4.1.2 Twenty-four months after TELEFONICA INTERACTIVA, S.A. acquires an interest in Grupo TEKNOLAND, if Grupo TEKNOLAND has not achieved, in the aforementioned 24 months, the cumulative sales objectives contained in the business plans of each member company of Grupo TEKNOLAND, that is: i) TEKNOLAND RTT, ii) COMMM Corp, and iii) THINK-BIZ S.L., listed in Appendix No. 5.

      4.1.3 Thirty-six months after TELEFONICA INTERACTIVA, S.A. acquires an interest in Grupo TEKNOLAND.

4.2.- TIME PERIOD FOR EXERCISING THE PURCHASE OPTION:

Any of the events described in Section 4.1 above having occurred, TELEFONICA INTERACTIVA, S.A. shall have 4 months (FOUR MONTHS) to exercise the purchase option. After this period, the option shall expire as a matter of law.


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4.3 PURCHASE PRICE OF THE SHARES WHICH ARE THE OBJECT OF THE OPTION.-

The purchase price of the shares shall be the result of assessing the shares in accordance with the market value of Grupo TEKNOLAND at the time this document is signed, established by the parties at 8,200,000,000 (EIGHT BILLION TWO HUNDRED MILLION) pesetas, plus 50% of the difference between said amount and the market value of Grupo Teknoland at the time the purchase option is exercised, which market value shall be calculated in accordance with the paragraph that follows.

If the market value on the date the option is exercised is less than that established when this document is signed, the price of exercis[ing the option] would be the market value.

The market value of Grupo TEKNOLAND when the option is exercised shall be determined by arithmetically averaging the assessment made by two investment banks, one designated by each party. If the difference between the respective assessments exceeds 25%, the investment banks shall designate, by mutual agreement, a third investment bank. If an agreement is not reached, designation shall be made by lottery from a list of four candidates, with two being suggested by each party. The decision of this third investment bank shall be binding on the parties.

4.4 - METHOD OF PAYMENT


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Payment for the shares shall be in cash.

4.5 RIGHT OF THE CURRENT SHAREHOLDERS OF GRUPO TEKNOLAND TO DEMAND AN INCREASE IN THE NUMBER OF SHARES TO BE ACQUIRED BY TELEFONICA INTERACTIVA, S.A. IF THE PURCHASE OPTION IS EXERCISED.

If TELEFONICA INTERACTIVA, S.A. exercises the purchase option, in any of the events provided for, the current shareholders of Grupo TEKNOLAND may demand that TELEFONICA INTERACTIVA, S.A. acquire, under the same conditions, a higher percentage of shares in the company, and up to 100% thereof, and TELEFONICA INTERACTIVA, S.A. shall be required to comply.

FIFTH. - RIGHT OF THE CURRENT SHAREHOLDERS OF GRUPO TEKNOLAND TO REQUIRE TELEFONICA INTERACTIVA, S.A. TO BUY THEIR INTEREST.-

The current shareholders of Grupo TEKNOLAND shall have the right, at any time, to require that TELEFONICA INTERACTIVA, S.A. buy all or part of their interest in CORPORACION REAL TIME TEAM, S.L., and TELEFONICA INTERACTIVA, S.A. shall be obligated to acquire said shares in accordance with the following conditions:

5.1. - The minimum percentage with respect to which the purchase of shares may be initially required shall be 26% of the total capital stock, or that lower percentage which makes it possible for TELEFONICA INTERACTIVA, S.A. to acquire 51% of the capital stock. Subsequent exercises of the option shall involve at a minimum 5% of the total capital stock.

5.2. - The purchase price of the shares shall be that provided for in Section
4.3 above.


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5.3. - Payment for the shares shall be in cash.

SIXTH. - CURRENT GRUPO TEKNOLAND SHAREHOLDERS' OPTION TO PURCHASE SHARES OF CORPORACION REAL TIME TEAM, S.L. ACQUIRED BY TELEFONICA INTERACTIVA, S.A. -

The current shareholders of Grupo TEKNOLAND, as long as they represent the majority of Grupo TEKNOLAND, shall have a purchase option right, to be exercised on all and not part of the shares of CORPORACION REAL TIME TEAM, S.L. owned by TELEFONICA INTERACTIVA, S.A., in the events and for the price and [under the] conditions that follow:

6.1   - CONDITION OF EXERCISE -

      6.1.1.- The purchase option may be exercised within the four months following the occurrence of any of the following: 1) A substantial change in the current management team of TELEFONICA INTERACTIVA, S.A., substantial change being understood to mean a change in the presidency of Grupo TELEFONICA; 2) the elimination of TELEFONICA INTERACTIVA, S.A. as a line of business of Grupo TELEFONICA; 3) a change of strategy by TELEFONICA S.A. involving the disappearance or significant loss of importance of the business related to Internet service provision in terms of Grupo TELEFONICA activities, with respect to the current situation; 4) a reorganization of Grupo TELEFONICA making TELEFONICA INTERACTIVA, S.A. subordinate to another business unit and not the presidency of Grupo, as is currently the case, and involving a strategic change with respect to the business of Grupo TEKNOLAND, 5) a change in the corporate purpose of TELEFONICA INTERACTIVA, S.A. with the


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              disappearance or significant loss of its current activity, 6)
              another operator taking control of Grupo TELEFONICA, and 7) the passage of 40 months from the time interest is acquired, without TELEFONICA INTERACTIVA, S.A. having exercised its purchase option provided for in the FOURTH previous agreement and without TELEFONICA INTERACTIVA, S.A., or the company into which the interest in Grupo TEKNOLAND is integrated, having been the object of an OPV. The passage of the aforementioned 40 months shall not be necessary if TELEFONICA INTERACTIVA, S.A. has firmly and irrevocably agreed to not formulate an OPV with respect to itself or the company into which Grupo TEKNOLAND has been integrated.

6.2   PURCHASE PRICE OF THE SHARES.

The purchase price of the shares if the option is exercised shall be that which results from application of the provisions in stipulation 4.3 above, unless the option is exercised under the assumption provided for in section 1) of stipulation 6.1.1, in which case the purchase price shall increase by 50%. In this case, the shares that are acquired may not be transferred to a third party for 18 months from the time of acquisition without the express consent of TELEFONICA INTERACTIVA, S.A. In case of sale without the aforementioned consent, TELEFONICA INTERACTIVA, S.A. shall have the right to repurchase said shares.

6.3   METHOD OF PAYMENT. -

Payment shall be in cash.

SEVENTH. - CONTRIBUTION OF TELEFONICA INTERACTIVA, S.A. TO THE FUTURE DEVELOPMENT OF GRUPO TEKNOLAND.


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The shareholders are fully convinced of the existence of significant synergies between Grupo TEKNOLAND and Grupo TELEFONICA in general and TELEFONICA INTERACTIVA, S.A. in particular.

TELEFONICA INTERACTIVA, S.A. shall make available to Grupo TEKNOLAND the aforementioned potential for the purpose of maximizing, as far as possible, the company's development. Also, Grupo TELEFONICA agrees to provide the resources necessary for GRUPO TEKNOLAND's development by effecting the capital increases agreed to by the shareholders, which transactions will result in the concomitant reduction of the current shareholders' interest without the capital increase.

EIGHTH. - ADVANCE PAYMENT FOR PURCHASE OF FUTURE SHARES WITHIN THE FRAMEWORK OF THE AGREEMENTS REACHED.

Without prejudice to the time period provided for in the SECOND agreement for the accomplishment of all the transactions agreed upon, TELEFONICA INTERACTIVA, S.A. provides, at this proceeding, to the shareholder of CORPORACION REAL TIME TEAM, S.L., the sum of 250,000,000 (TWO HUNDRED FIFTY MILLION) pesetas as payment on account for the agreed-upon purchase of shares of CORPORACION REAL TIME TEAM, S.L.

If, for reasons imputable to CIERV or its shareholders, the acquisition of interest provided for in the FIRST stipulation of this contract does not take place, this contract shall be rescinded as a matter of law, and CIERV shall return the advance payment.

NINTH. - COMMITMENT OF CIERV SHAREHOLDERS

The current shareholders of CIERV, managers of GRUPO TEKNOLAND, agree to remain in the management of Grupo TEKNOLAND as long as they are majority shareholders of Grupo.


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Likewise, from the time they cease to possess the majority of Grupo capital stock, as a result of the exercise of any of the options included in this contract, they agree to cooperate in the search for a new management team acceptable to TELEFONICA INTERACTIVA, S.A., and to remain in the management until said team is accepted, with a maximum of eighteen months. This commitment to permanence in this second paragraph shall be invalid if any of the events described in section 6.1 of this contract occurs.

Throughout the time that CIERV or its current shareholders own shares in Grupo TEKNOLAND or during the three years after which they cease to own any interest, the aforementioned shareholders shall not compete with Grupo TEKNOLAND by directly or indirectly engaging in activities competing with those carried out by Grupo TEKNOLAND.

Finally, and as long as TELEFONICA INTERACTIVA, S.A. is a minority shareholder of CORPORACION REAL TIME TEAM, S.L., the current shareholders of CIERV agree to not transfer their shares in the latter to third parties unrelated to the corporation; family members up to the third degree shall not be considered third parties for these purposes.

And thus they execute it, in the place and on the date shown above.

[illegible signature]                 [illegible signature]
JUAN PEREZ SAENZ DE BURUAGA           LUIS CIFUENTES MUNTADAS
TELEFONICA INTERACTIVA, S.A.


                              [illegible signature]
                              RICARDO CONDE MUNTADAS-PRIM

                              DAVID LOPEZ CANTOLLA
                              [illegible signature]


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                              ENRIQUE COLMAN LOPEZ CANTOLLA
                              [illegible signature]

                              JESUS ANGEL SUAREZ GIL
                              [illegible signature]

                              [illegible signature]



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The following annexes to this agreement have not been included:

         -        Annex 1 - Organizational Chart of the Teknoland Group

         - Annex 3 - Consolidated Financial Statements of the Teknoland Group as of 21/31/98

         -        Annex 5 - Business Plans for Teknoland, Think-Biz and Commm
                  Corp.

Copies of the annexes not included herein will be provided upon request.

                                ATTACHMENT NO. 2
                              OPERATIONAL STRUCTURE

0)

Corporacion Real Time Team S.L.     Initial Capital
                                    3,000,000 pesetas
                                    3,000 x 1,000 pesetas

1)
Acquisition by Telefonica Interactiva of 13.43% of CRTT for a total price of:
1,101,533,199 pesetas. This is 403 shares at 2,733,333 pesetas per share.


2)
Increase in capital of CRTT through the issuance of 462 shares with an issuance premium per share of: 2,732,333 [sic] pesetas.

462 x 2,733,333 = 1,262,799,846 pesetas

3)
FINANCIAL SITUATION

Capital                             3,462,000 pesetas
No. of Shares                       3,462

Distribution of shares:

                                               ---------------------------
                                                  Shares          %
                              --------------------------------------------
                              CIERV                2,597        75.01
                              --------------------------------------------
                              TELEFONICA             865        24.99
                              --------------------------------------------
                              Total                3,462         100
                              --------------------------------------------


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                                ATTACHMENT NO. 4

          LIST OF RESOLUTIONS REQUIRED UNDER THE EXPRESS RESOLUTION OF
                          TELEFONICA INTERACTIVA S.A.

                                ATTACHMENT NO. 4

* MATTERS COMING UNDER THE JURISDICTION OF THE BOARD OF DIRECTORS, WHICH MUST BE ADOPTED BY A QUALIFIED MAJORITY:

1) Approval of the annual budgets and company plan.

2) Acquisition, alienation, or encumbrance of assets, or the placing of the company in financial debt, unless said actions are projected in the annual budgets.

3) Establishment of Executive Committees, Management Boards, or other similar entities, as well as the determination of their jurisdiction and the designation of their members.

4) Approval of stock-purchase options for company employees.


* MATTERS COMING UNDER THE JURISDICTION OF THE SHAREHOLDERS' ASSEMBLY, WHICH MUST BE ADOPTED BY A QUALIFIED MAJORITY:

1) Increase or decrease in capital, except in such cases as are mandatory under law.

2) Dissolution, transformation, merger, severance, or spin-offs of the company, in whole or in part, as well as any other equivalent structural modification.

3) Changes in the corporate objective, through the introduction of new activities or a partial or total suppression of the activities now comprising the corporate objective, and in general any other amendment of the bylaws.

4) Distribution of profits or reserves to the stockholders.

5) Designation of Account Auditors, the extension of their terms or the revocation of their positions.

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